Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into this 31st day of October, 2005, by and between MILLENNIUM OFFSHORE GROUP, INC., a Texas corporation (“Seller”), and ATP OIL & GAS CORPORATION, a Texas corporation, (“Buyer”). Buyer and Seller are collectively referred to herein as the “Parties” and sometimes individually referred to as a “Party.”

RECITALS:

A.	Seller desires to sell and transfer to Buyer certain oil and gas properties and other assets on the terms and conditions set forth in this Agreement.

B.	Buyer desires to acquire from Seller such assets on the terms and conditions set forth in this Agreement.

WITNESSETH:

In consideration of the mutual agreements contained in this Agreement, Buyer and Seller agree as follows:

1.	SALE AND PURCHASE OF THE ASSETS.

1.1	Acquired Assets. Subject to the terms and conditions of this Agreement, Seller agrees to transfer, convey and deliver to Buyer and Buyer agrees to acquire from Seller, as of the Effective Date (as defined in Article 3), all of Seller’s right, title and interest in and to the following (collectively, the “Assets”):

(A)	(i) All the leasehold interests, mineral interests, royalty interests, overriding royalty interests, reversionary rights, production payments, net profits interests, and contractual rights to production attributable to the lands described in Exhibit 1.1(A)-1 (collectively the “Leases”); (ii) all wells located on the Leases in which Seller owns an interest (collectively the “Wells”); (iii) the easements, rights of way, and other rights, privileges, benefits and powers with respect to the use and occupation of the Leases; (iv) any pooled or unitized acreage located in whole or in part within each Lease, and the interests in any wells within the unit or pool associated with such Lease (collectively the “Units”), regardless of whether such unit or pool production comes from wells located within or without the Leases;

Purchase and Sale Agreement Between Millennium and ATP

(B)	The oil and gas and associated hydrocarbons, crude oil, natural gas, condensate (“Oil and Gas”) after the Effective Date, in, under and produced from or otherwise attributable to the Leases, Units, and Wells;

(C)	To the extent assignable and applicable to the Assets, all licenses, servitudes, gas purchase and sale contracts, gathering contracts, crude purchase and sale agreements, farmin agreements, farmout agreements, bottom hole contribution agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, joint venture agreements, pooling agreements, transportation agreements, rights-of-way and other contracts, agreements and rights, which are owned by Seller, in whole or in part, and relate to any of the Leases or the production of Oil and Gas from the Leases, to the extent that the same are in force and effect and relate to periods after the Effective Date (collectively, the “Contracts”);

(D)	The real, personal and mixed property and facilities, to the extent situated upon and exclusively used, or situated upon and held exclusively for use, by Seller in connection with its ownership (in whole or part) or operation of the Leases, including, without limitation, well equipment, casing, tanks, crude oil, natural gas, condensate or products in storage severed after the Effective Date; tubing, compressors, pumps, motors, fixtures, platforms, tools, machinery and other equipment; pipelines; gathering lines, field processing equipment; inventory and all other improvements used in the operation of the Leases (except geophysical and seismic records, data and information owned by Seller unless as otherwise provided herein) (the “Related Assets”). A list of the major Related Assets are further described in Exhibit 1.1(A)-2;

(E)	To the extent assignable, all governmental permits, licenses and authorizations, as well as any applications for the same, related to the Leases or the Wells or the ownership or operation or the use thereof; and

(F)	All of Seller’s files, records and data relating to the items described in subsections (A), (B), (C), (D), and (E) above, including, without limitation, title records (title curative documents); surveys, maps and drawings; contracts; correspondence; geological records and information; production records, electric logs, core data, pressure data, decline curves, graphical production curves and all related matters and construction documents, except (i) to the extent the transfer, delivery or copying of such records may be restricted by contract with a third party; (ii) all documents and instruments of Seller that may be protected by the attorney-client privilege; (iii) all accounting and Tax files, books, records, Tax returns and Tax work papers related to such items; and (iv) any of Seller’s seismic data or seismic data licensed from a third party provided that Seller shall grant a license to Buyer for Seller’s proprietary geophysical and seismic records that are not restricted by contract with a

Purchase and Sale Agreement Between Millennium and ATP

third party (collectively, the “Records”). In the event Seller provides Buyer a license to its proprietary geophysical and seismic records, Buyer shall be responsible for all copying costs.

1.2	Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated herein those items listed in Exhibit 1.2 (the “Excluded Assets”), including but not limited to portions of (i) South Timbalier Block 77 bearing MMS Serial Number OCS-G 04827 and (ii) High Island Block 74 bearing MMS Serial Number OCS-G 21348, as further described in Article 17.10 hereof.

1.3	Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to timely and fully pay, perform and otherwise discharge, without recourse to Seller or its affiliates, all of the liabilities and obligations of Seller and its affiliates, successors, assigns or representatives, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, which relate directly, or indirectly, to the Assets, including but not limited to, Environmental Laws (as defined herein), taxes, securities law, personal injury, plugging, abandonment and surface restoration, and all liabilities and obligations under the Oil and Gas, Leases, Wells, Contracts, Related Assets and Records, which relate to the Assets (other than the Excluded Assets), whether such liabilities and obligations accrue before, on or after the Effective Date (collectively, the “Assumed Liabilities”). Notwithstanding the foregoing, Assumed Liabilities shall not include, and there is excepted, reserved and excluded from such Assumed Liabilities, the liabilities and obligations for which Seller indemnifies Buyer against pursuant to Article 16.1.

1.4	Imbalances. The Parties shall settle all production imbalances relating to the Assets in a letter agreement (“Imbalance Agreement”) to be delivered at Closing. All adjustments to said production imbalances shall be made post-Closing as further described in Article 2.4 (B). The Imbalance Agreement shall be made a part of this Agreement as Exhibit 7.

1.5	Transition Period for Operator and Bonding Responsibilities. Seller is the Operator of certain of the Leases and Seller has bonding responsibility for certain of the Leases, and in most, if not all, instances Seller has both responsibilities with respect to each of the affected Leases (collectively the “Transition Leases”), a list of which is attached hereto as Exhibit 1.5. Seller understands that Buyer intends to qualify for an exemption from bonding with the Minerals Management Service (“MMS”) and shall file the necessary application and documents with the MMS to obtain the exemption within a reasonable period after Buyer has obtained audited financial statements for YE 2005. The process of obtaining this exemption is expected to take from six to nine months after such application is made to the MMS. From and after the Closing Date until Buyer successfully qualifies for an exemption from bonding with the MMS and notifies Seller of such exemption as provided in Article 4.2 (D), Seller will, with respect to the Transition Leases, continue, as applicable, to hold the position of Operator with

Purchase and Sale Agreement Between Millennium and ATP

the MMS and maintain the bonds that were in effect on the Effective Date (“Transition Period”). Buyer will, after receipt of an invoice from Seller, make advance payment to Seller of any premiums that must soon be paid in order to maintain the bonds during the Transition Period. During the Transition Period Seller will:

(a)	Provide Buyer with any notices, letters or other forms of communication from (i) the MMS or other governmental entity concerning any of the Transition Leases, and (ii) the underwriter, surety or bonding company providing the bonds for the Transition Leases.

(b)	If Buyer requests Seller’s assistance during the Transition Period, Seller will act on Buyer’s behalf. When acting on Buyer’s behalf hereunder, Seller agrees to work with Buyer to prepare and submit any and all documents, on the appropriate Seller letterhead, or take other reasonable actions which Buyer considers necessary and appropriate. While acting on Buyer’s behalf hereunder, Seller shall make a good faith effort to provide Buyer with copies of all documents and communications associated with the requested assistance, including all documents and communications sent to or received from the MMS.

2.	PURCHASE PRICE AND CONTINGENT CONSIDERATION.

2.1	Purchase Price. The purchase price for the Assets shall be Forty Million Dollars ($40,000,000.00), subject to the adjustment, if any, set forth in Article 2.4 (A), hereafter the “Purchase Price.” The Purchase Price shall be subject to the adjustments provided for in Article 2.4 (B), and the total dollar amount after all adjustments have been made under this Agreement is hereinafter referred to as the “Adjusted Purchase Price.” In addition to the Purchase Price, Seller shall also be entitled to the Contingent Consideration described in Article 2.5.

2.2	Payment. After all assignments and forms described in Article 4.2 have been properly executed by Seller, the Buyer shall pay the Purchase Price in accordance with the provisions in Article 2.2 (A) and (B) below.

(A)	The Seller entered into a Credit Agreement with NGP Capital Resources Company (“NGP”) on August 4, 2005, and mortgaged certain of its Assets (the “Mortgage’), and agreed to provide NGP with a 2% overriding royalty interest on the mortgaged Assets (the “NGP ORRI”). In full satisfaction of the referenced Mortgage and the NGP ORRI (as of the Effective Date), Buyer will pay into NGP’s account (set forth below) by Electronic Funds Transfer (“EFT”) $23,511,687.05 (the “NGP Payment”).

Wells Fargo Bank
Houston, Texas
ABA 121 000 248
For credit to NGP Capital Resources Company
Account number 614-4108-146

Purchase and Sale Agreement Between Millennium and ATP

(B)	After Buyer’s receipt of a facsimile or original of the Mortgage Release and NGP ORRI Assignment (as defined in Article 4.2 (B) below), Buyer will pay $16,488,312.95 (i.e., being the balance of the Purchase Price after deducting the NGP Payment) into Seller’s account (set forth below) by EFT.

Amegy Bank
Houston, Texas
ABA #113011258
A/C No. 3348814
Account Name: Millennium Offshore Group, Inc.

2.3	Allocation. The Purchase Price shall be allocated to the Assets in accordance with the schedule of values set forth in Exhibit 3. Seller and Buyer covenant and agree that the values allocated to various portions of the Assets, which are set forth on Exhibit 3 (singularly with respect to each item, the “Allocated Value” and, collectively, the “Allocated Values”), shall be binding on Seller and Buyer.

2.4	Adjustments to Purchase Price..

(A)	At Closing, the Parties shall, if appropriate, account to one another for (i) proceeds from production from the Leases as of and following the Effective Date and (ii) costs and expenses associated with the Assets, except as otherwise provided in this Agreement, as of and following the Effective Date as provided for in any applicable operating agreement or other agreements affecting the Assets. Such proceeds and costs will be calculated by Seller and provided to the Buyer, in the form of a detailed statement, prior to the Closing (“Closing Statement”). Any proceeds and costs not captured in the Closing Statement (if timely provided), shall be dealt with in the Post-Closing Statement prepared as provided in Article 2.4 (B) below.

(B)	A post-closing adjustment statement based on the actual revenue and expenses related to the Assets shall be prepared and delivered by Seller to Buyer on January 31, 2006, proposing further adjustments to the Purchase Price based on the information then available (“Post-Closing Statement”). Seller or Buyer, as the case may be, shall be given access to and shall be entitled to review and audit the other Party’s records pertaining to the computation of amounts claimed in such Post-Closing Statement. Except for adjustment made based on the Post-Closing Statement, if any, no additional adjustments shall be made for proceeds from production and for costs and expenses associated with the Assets from the Effective Date to Closing Date.

Purchase and Sale Agreement Between Millennium and ATP

2.5	Contingent Consideration. Buyer shall pay Ten Million Dollars ($10,000,000.00), the “Contingent Consideration”, by EFT into Seller’s account (set forth in Article 2.2 (B) above) within three (3) business days after Buyer’s receipt of a written notice by facsimile from Seller that references this provision and contains a schedule providing evidence that the cumulative net production volume from the Assets, on and after the Effective Date, has met or exceeded one (1) BCFE.

3.	EFFECTIVE DATE. The effective date for the conveyance of the Assets shall be as of 12:01 a.m., local time at the location of the Leases on October 1, 2005, (the “Effective Date”).

4.	CLOSING AND POST-CLOSING.

4.1	Closing and Document Review. Subject to the conditions precedent set forth at Articles 10 and 11 and any termination pursuant to Article 12, the sale and purchase of the Assets (“Closing”) shall be held on October 31, 2005, or such later date that is mutually acceptable to the Parties (“Closing Date”). The Closing will take place at the offices of Buyer at 4600 Post Oak Place, Suite 200, Houston, Texas 77027. Prior to the Closing Date, the Parties will have the opportunity to review and examine all documents described in Article 4.2 below, which will be executed at Closing.

4.2	Delivery by Seller. Seller shall deliver the following to Buyer at Closing and after Closing as further specified below.

(A)	Assignments. At Closing, Seller shall properly execute, witness, acknowledge, and deliver to Buyer six (6) original counterparts of each of the following instruments, as applicable to each Lease, in complete fulfillment of Seller’s obligation to properly convey to Buyer all of Seller’s right, title, and interest in the Assets: a mutually acceptable form of Record Title Assignment and Bill of Sale, Assignment of Operating Rights and Bill of Sale, Assignment and Bill of Sale, Assignment of Right-of-Way and Assignment of State Lease. These instruments will be in the same form as those assignment forms attached on Exhibits 4.1 through 4.5. Seller will receive one fully executed counterpart of each assignment, and Buyer will retain the remainder.

(B)	Release of Mortgage and NGP ORRI Assignment. At Closing, Seller shall deliver to Buyer a facsimile or original of the (i) release of the Mortgage, executed by NGP, effective as of 12:01 a.m. local time at the location of the Leases on October 1, 2005 (“Mortgage Release”), and (ii) an assignment of NGP ORRI, executed by NGP and Seller, effective as of 12:01 a.m. local time at the location of the Leases on October 1, 2005, assigning to Seller the two percent (2%) overriding royalty interest on the mortgaged Assets (“NGP ORRI Assignment”). If a facsimile of the

Purchase and Sale Agreement Between Millennium and ATP

Mortgage Release, NGP ORRI Assignment, or both is delivered to Buyer at Closing, then an original of each such facsimile document shall be delivered to Buyer no later than the day after the Closing Date.

(C)	Governmental Forms for Non-Transition Leases. With respect to those Leases that are not Transition Leases (“Non-Transition Leases”), at Closing Seller shall properly execute and deliver the necessary governmental forms (in the needed number of counterparts), as applicable, to designate Buyer as the Operator of the Non-Transition Leases where Seller was the Operator on the Effective Date; including, but not limited to, Forms MMS-1123, MMS-1017, and MMS-1022.

(D)	Governmental Forms for Transition Leases. With respect to those Leases that are Transition Leases, Seller will prepare and deliver to Buyer the necessary governmental forms for the Buyer’s designation of Seller as the Operator of the Transition Leases during the Transition Period. These forms will either be provided at Closing or within four (4) business days after Closing. Within five (5) business days after Seller’s receipt of a notice from Buyer informing Buyer that Seller has resolved its Bonding Requirements with respect to the Assets, Seller shall properly execute and deliver the necessary governmental forms (in the needed number of counterparts), as applicable, to designate Buyer as the Operator of the Transition Leases; including, but not limited to, Forms MMS-1123, MMS-1017, and MMS-1022.

(E)	Records and Contracts. It is understood that Seller will require access to the Records and Contracts given the structure of the transactions in this Agreement, however, within a reasonable time after Seller’s receipt of notice from Buyer (whether one or more), the Seller will deliver to Buyer such copies of the requested Contracts, Records, or both, regarding the Assets. At such time as Seller ceases its contractual agreement to operate the certain of the Assets, the originals (or copies, if originals are not available) of the Contracts and Records will be delivered to Buyer.

4.3	Further Cooperation. At the Closing, and thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement, including correcting errors and omissions in the Closing documents. This further cooperation will extend to the period after the Transition Period, when Seller will provide reasonable assistance to Buyer, as needed, to obtain the needed governmental forms (including Forms MMS-1123, MMS-1017, and MMS-1022) from third parties, owning an interest in the Transition Leases, to effectuate the designation of Buyer as Operator of the Transition Leases.

5.	GENERAL ACCESS AND REVIEW OF ASSETS. Seller shall provide Buyer free access to the Assets and to all of its Records for Buyer’s examination. In addition, Seller shall allow Buyer to conduct a physical and environmental examination of the Assets at Buyer’s cost, risk and expense.

Purchase and Sale Agreement Between Millennium and ATP

6.	TITLE.

6.1	Examination. Following the execution of this Agreement, Buyer shall conduct such examination of the title to the Leases, based upon the Contracts and Leases and the public data, as is deemed appropriate by Buyer, at its sole cost, risk and expense. The purpose of such title examination shall be to determine if Seller has “Good and Marketable Title” to its interest in the Leases and Wells.

6.2	Good and Marketable Title. As used herein the term “good and marketable title” shall mean:

(A)	As to each of the Leases and Wells, that Seller’s record title, operating rights or Working Interest (whichever may be applicable):

(i)	entitles Seller to receive from each Lease or Well not less than the interests shown in Exhibits 1.1(A)-1 as the “Net Revenue Interest” of all Oil and Gas produced, saved and marketed from each Lease and Well and of all Oil and Gas produced, saved and marketed from any unit of which each Lease or Well is a part and allocated to such Lease or Well, all without reduction, suspension or termination of the interests in each Lease or Well throughout the duration of such Lease or the Lease upon which such Well is located, except as stated in such Exhibit; and

(ii)	obligates Seller to bear a percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, the Leases and Wells not greater than the “Working Interest” shown in Exhibits 1.1(A)-1, all without increase of the interests in each Lease and Well throughout the duration of such Lease and Well, except as stated in such Exhibit.

(B)	That title of Seller to the Assets;

(i)	at Closing, is free and clear of liens, encumbrances (except for Permitted Encumbrances as defined in Article 6.5), including, but not limited to claims, demands, damages, liabilities, judgments and causes of action and operational restrictions; and

(ii)	with respect to real property interests to be transferred to Buyer, real property interests are of record in the relevant counties and governmental offices; and

Purchase and Sale Agreement Between Millennium and ATP

(iii)	with respect to any Asset subject to preferential rights, such rights have been waived and consents obtained from all third parties.

6.2.1	Title Defect Remedy.

(A)	No later than forty-five (45) the business days after the Closing Date, Buyer may notify Seller in writing (“Title Notice”) of any liens, charges, contracts, agreements obligations, encumbrances, defects and irregularities of title which would cause title to all or part of the Assets not to be good and marketable as defined in Section 6.2 hereof, or which would cause a breach of a representation or warranty of Seller (“Title Defect”). Such Title Notice shall describe in reasonable detail the Title Defect and include the estimated value of the Title Defect.

(B)	If a Title Defect as set forth in a Title Notice is given to Seller as set forth above and is not cured to Buyer’s satisfaction within 30 days, then at Seller’s option the affected Assets shall be removed from this Agreement, conveyed to Seller by Buyer, and the value of such removed Assets will be reflected in the Post-Closing Statement as a downward adjustment of the Purchase Price, or, if the Post-Closing Statement has already been rendered, Seller shall make payment to Buyer of such amount at the time of the conveyance to Seller. Any Title Defect waived by Buyer under this Section shall become a Permitted Encumbrance as defined herein.

(C)	No adjustment to Purchase Price. Notwithstanding anything to the contrary in this Article 6, there shall be no adjustments to the Purchase Price for Title Defects unless the total adjustment shall exceed One Million Dollars ($1,000,000) in the aggregate.

6.3	Special Warranty. The documents to be executed and delivered by Seller to Buyer transferring the Assets to Buyer shall be subject to the Permitted Encumbrances. Seller shall warrant and defend the title to the Assets unto Buyer against any claims and demands of all persons lawfully claiming the Assets or any part thereof, by, through or under Seller, but not otherwise; and Assignee shall have the right of full substitution and subrogation in and to all actions in warranty. Seller shall further warrant and represent that the Assets are free and clear of all liens (including, but not limited to, all U.C.C. liens), burdens (except those identified herein and those assumed by Assignee under the terms of this Agreement) and claims arising by, through or under Assignor. Seller’s interests in the Assets are to be sold AS IS AND WHERE IS AND WITHOUT WARRANTY OF MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED.

6.4	Successor Operator. Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communization, operating or other agreements which control the

Purchase and Sale Agreement Between Millennium and ATP

appointment of a successor operator; provided, however, that Seller shall use reasonable commercial efforts to assist Buyer in becoming the successor operator, including as further provided in Article 1.5 above.

6.5	Permitted Encumbrances. As used herein the term “Permitted Encumbrances” shall mean any one (1) or more of the following described below or created or described in documents described below:

(A)	The terms and conditions of the Leases, including without limitation lessors’ royalties, overriding royalties totaling 3% proportionately reduced to the Assignor interest in the Leases (1% each to B. J. Packard, Stan Mendenhall and Kent Singleton), net profits interests, carried interests, production payments, reversionary interests and similar burdens, if the net cumulative effect of the burdens does not operate to reduce the interest of Seller with respect to all Oil and Gas produced from any Lease below the Net Revenue Interest for such Lease set forth in Exhibit 1.1(A)-1;

(B)	Sales contracts terminable without penalty upon no more than ninety (90) days notice to the purchaser;

(C)	Preferential Rights and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

(D)	All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(E)	Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations to be conducted on any Well or Lease;

(F)	All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations and other agreements affecting the Assets; and

(G)	All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority.

7.	Environmental Assessment.

(A)	Physical Condition of the Assets. The Assets have been used for oil and gas drilling and production operations and possibly for the storage and disposal of waste materials or hazardous substances related to standard oil field operations. Physical changes in or under the Assets or adjacent lands may have occurred as a

Purchase and Sale Agreement Between Millennium and ATP

result of such uses. The Assets also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Assets. Buyer understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Assets nor the effect any such use has had on the physical condition of the Assets. Pursuant to the Safe Water Drinking and Toxic Enforcement Act of 1986, Buyer is hereby notified and assumes the risk that detectable amounts of chemicals known to cause cancer, birth defects and other reproductive harm may be found in, on or around the Assets. As of the Effective Date, Buyer shall assume the risk that the Assets may contain waste or contaminants and that adverse physical conditions, including the presence of waste or contaminants, may not have been revealed by Buyer’s investigation. As of the Effective Date, all responsibility and liability related to disposal, spills, waste or contamination on or below the Assets shall be transferred from Seller to Buyer.

In addition, Buyer acknowledges that some oil field production equipment located on the Assets may contain asbestos and/or naturally-occurring radioactive material (NORM). In this regard, Buyer expressly understands that NORM may affix or attach itself to inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Assets. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where it may be found, and that Buyer assumes all liability if and when such activities are performed after the Closing Date. This provision shall survive the Closing.

(B)	Inspection and Testing. Prior to Closing, Buyer will have the right, at its sole cost and risk, to conduct a Phase I environmental assessment of the Assets. Any data obtained shall be immediately provided to Seller, including any reports and conclusions. Seller and Buyer shall keep all information strictly confidential whether or not Closing occurs, except as may be required pursuant to any Environmental Laws.

(C)	Notice of Adverse Environmental Conditions. No later than three (3) business days after Closing, Buyer will notify Seller in writing of any Adverse Environmental Condition with respect to the Assets. Such notice shall describe in reasonable detail the Adverse Environmental Condition and include the estimated Environmental Defect Value attributable thereto. The “Environmental Defect Value” attributable to any Adverse Environmental Condition will be the estimated amount of all reasonable costs and claims associated with the existence, remediation or correction of the Adverse Environmental Conditions, as reasonably determined and estimated by Buyer. The term “Adverse Environmental Condition” means (i) the failure of the Assets to be in material compliance with all applicable Environmental Laws; (ii) the Assets being subject to any agreements, consent orders, decrees or judgments in existence at this time

Purchase and Sale Agreement Between Millennium and ATP

based on any Environmental Laws that negatively and materially impact the future use of any portion of the Assets or that require any material change in the present conditions of any of the Assets or; (iii) the Assets being subject to any material uncured notices of violations of or material non-compliance with any applicable Environmental Laws.

(D)	Rights and Remedies for Environmental Conditions.

(i)	Notwithstanding anything to the contrary herein, if the collective value of the uncured Adverse Environmental Conditions is less than One Million Dollars ($1,000,000), there will not be any reduction of the Purchase Price or Adjusted Purchase Price. If the collective value of the uncured Environmental Conditions equals or exceeds One Million Dollars ($1,000,000), the Purchase Price will be adjusted downward, in the Post-Closing Statement, to reflect the dollar amount of the uncured Adverse Environmental Conditions. ; and

(ii)	If Seller and Buyer are unable to agree on the cost of the Adverse Environmental Condition, then the dispute will be submitted to a mutually agreeable arbitrator (the “Environmental Arbitrator”) whose determination shall be final and binding upon the Parties. Seller and Buyer shall each bear their respective costs and expenses incurred in connection with any such arbitration process, including and one-half (1/2) of the fees, costs and expenses charged by the Environmental Arbitrator.

8.	REPRESENTATIONS AND WARRANTIES OF SELLER.

8.1	Seller’s Representations and Warranties. Subject to the disclosures set forth in the Exhibits referred to in this Article 8, Seller represents and warrants as of the Effective Date and as of Closing as follows:

(A)	Status. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

(B)	Authority. Seller owns the Assets and has the requisite power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, to transfer the Assets in the manner contemplated by this Agreement, and to undertake all of the obligations of Seller set forth in this Agreement.

(C)	Validity of Obligations. This Agreement and any documents or instruments delivered by Seller at the Closing shall constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

(D)	Contractual Restrictions. Seller has not entered into any contracts for or received prepayments, take-or-pay arrangements, buydowns, buyouts for

Purchase and Sale Agreement Between Millennium and ATP

Oil and Gas, or storage of the same relating to the Assets which Buyer shall be obligated to honor and make deliveries of Oil and Gas or pay refunds of amounts previously paid under such contracts or arrangements except those listed on Exhibit 7.

(E)	Litigation. To Seller’s knowledge, after reasonable inquiry, except as set forth in Exhibit 2, there is no suit, action, claim, judgment or proceeding pending, arising out of, or with respect to the ownership, operation or environmental condition of the Assets that would have a material adverse affect upon the Assets. Buyer shall assume no liability or obligation with respect to the litigation set forth on Exhibit 2. All litigation set forth on Exhibit 2 shall be deemed to have accrued prior to the Effective Date unless specifically identified as accruing on or after the Effective Date.

(F)	Permits and Consents. To Seller’s knowledge, after reasonable inquiry, with respect to Assets for which Seller is the operator, Seller (i) has acquired all material permits, licenses, approvals and consents from appropriate governmental bodies, authorities and agencies to conduct operations on the Assets in compliance with applicable laws, rules, regulations, ordinances and orders; and (ii) is in material compliance with all such permits, licenses, approvals and consents and with applicable Environmental Laws. “Environmental Laws” means all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to: (i) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants; (ii) surface waters, ground waters, ambient air and any other environmental medium on or off any Lease; or (iii) the environment or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and all regulations promulgated pursuant thereto.

(G)	Broker’s Fees. Seller has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement, and, if any such obligation or liability exists, it shall remain an obligation of Seller, and Buyer shall have no responsibility therefor.

Purchase and Sale Agreement Between Millennium and ATP

(H)	Taxes. Seller has filed (with respect to the Assets) all material Tax returns that are due, if any, all Taxes (with respect to the Assets) shown to be due on such returns have been paid, and there is no material dispute or claim concerning any Tax liability of the Seller (with respect to the Assets) claimed or raised by any Tax authority in writing. For purposes of this Agreement, the term “Tax” or “Taxes” means any federal, state, local or tribal, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(I)	No Violations. Seller’s execution and delivery of this Agreement and Seller’s consummation of the transactions contemplated by this Agreement will not:

i)	conflict with or require consent of any person or entity under any terms, conditions or provisions of Seller’s certificate of formation or other governing corporate documents;

ii)	violate any provision of, or require any filing, consent or approval under any law applicable to Seller (except for consents and approvals of governmental entities or authorities customarily obtained subsequent to transfer of title); or

iii)	result in the creation or imposition of any lien or encumbrance on the Assets.

(J)	Bankruptcy. There are no bankruptcy or receivership proceedings pending against Seller, being contemplated by Seller or threatened against Seller;

(K)	Leases and Wells. To the best of Seller’s knowledge, after reasonable inquiry, Seller is not in default under any of the material terms and provisions of the Leases or under any agreement to which the Leases are subject; all royalties, rentals, and other payments due under the Leases have been timely and properly paid in full on or before the due dates thereof; and each Well was drilled within the boundaries of its respective Lease, and in compliance with all applicable laws, rules, regulations, and permits.

8.2	Scope of Representations of Seller. Except as expressly set forth in this Agreement, Seller disclaims all liability and responsibility for any representation, warranty, statements or communications (orally or in writing) to Buyer, including

Purchase and Sale Agreement Between Millennium and ATP

any information contained in any opinion, information or advice that may have been provided to Buyer by any employee, officer, director, agent, consultant, engineer or engineering firm, trustee, representative, investment banker, financial advisor, partner, member, beneficiary, stockholder or contractor of Seller wherever and however made, including those made in any data room or internet site and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by the Parties with respect to the Asset. EXCEPT AS SET FORTH IN THIS ARTICLE 8 OF THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; (ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING WITHOUT LIMITATION SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (v) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (vi) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; (vii) THE TAX ATTRIBUTES OF ANY ASSET; (viii) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; AND (ix) THE COMPLETENESS OR ACCURACY OF THE INFORMATION CONTAINED IN ANY EXHIBIT HERETO. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK.

9.	REPRESENTATIONS AND WARRANTIES OF BUYER.

9.1	Buyer’s Representations and Warranties. Buyer represents and warrants (which representations and warranties shall survive the Closing) as follows:

(A)	Status of Incorporation. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

(B)	Authority. Buyer has the corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to undertake all of the obligations of Buyer set out in this Agreement.

(C)	Validity of Obligations. The execution, delivery and performance of this Agreement and the performance of the transactions contemplated by this

Purchase and Sale Agreement Between Millennium and ATP

Agreement will not in any respect violate, nor be in conflict with, any provision of Buyer’s charter, by-laws or other governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer (subject to governmental consents and approvals customarily obtained after the Closing). This Agreement constitutes legal, valid and binding obligations of Buyer, enforceable in accordance with its terms.

(D)	Qualification and Bonding. Subject to the provisions in Article 1.5, Buyer is in compliance with the bonding and liability insurance requirements in accordance with all applicable state or federal laws or regulations and that it is and henceforth will continue to be qualified to own any federal, state oil and gas leases that constitute part of the Assets.

(E)	Evaluation. Buyer represents that by reason of Buyer’s knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Assets from Seller and has formed an opinion based solely upon Buyer’s knowledge and experience and not upon any representations or warranties by Seller.

(F)	Broker’s Fees. Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement, and, if any such obligation or liability exists, it shall remain an obligation of Buyer, and Seller shall have no responsibility therefor.

10.	RECORDS AND CONTRACTS. Seller shall have the right to make and retain copies of the Records and Contracts as Seller may desire prior to the delivery of the Records and Contracts to Buyer. Buyer, for a period of three (3) years after the Closing Date, shall make available to Seller (at the location of such Records and Contracts in Buyer’s organization) access to such Records and Contracts as Buyer may have in its possession (or to which it may have access) upon written request of Seller, during normal business hours. Seller shall provide Buyer the Records and Contracts within seven (7) days of the Closing Date.

11.	CERTAIN AGREEMENTS OF BUYER. Buyer agrees and covenants that the following provisions shall apply:

11.1	Plugging Obligation. To the extent of the Working Interest acquired by Buyer under this Agreement, Buyer shall perform and assume its proportionate share of the liability for the necessary and proper plugging and abandonment of all Wells.

11.2	PLUGGING BOND. DURING THE TRANSITION PERIOD (AS MORE SPECIFICALLY DESCRIBED IN ARTICLE 1.5) SELLER, ON BUYER’S BEHALF, WILL, UNLESS PROHIBITED FROM DOING SO BY RULES OR REGULATIONS OF APPLICABLE GOVERNMENTAL AGENCIES,

Purchase and Sale Agreement Between Millennium and ATP

MAINTAIN THE NECESSARY BONDS OR LETTERS OF CREDIT AS REQUIRED BY THE MMS FOR THE PLUGGING OF ALL WELLS ON THE TRANSITION LEASES, AND PROVIDE BUYER WITH A COPY OF SAME, AND PROVIDE PROOF SATISFACTORY TO BUYER THAT THE MMS HAS ACCEPTED SUCH BONDS OR LETTERS OF CREDIT AS SUFFICIENT ASSURANCE TO COVER THE PLUGGING OF ALL WELLS AND RELATED MATTERS FOR THE TRANSITION LEASES.

11.3	CHANGE OF OPERATOR. PRIOR TO FEBRUARY 1, 2006, BUYER SHALL PROVIDE TO SELLER COPIES OF THE APPROVAL BY ANY APPLICABLE REGULATORY AGENCIES CONCERNING CHANGE OF OPERATORSHIP OF THE NON-TRANSITION LEASES.

12.	ADDITIONAL COVENANTS.

12.1	Preferential Rights to Purchase. Seller shall use the allocations specified on Exhibit 3 to provide any required notices to holders of preferential rights to purchase (“PRP Party”). If, prior to or as of the time of Closing, a PRP Party notifies Seller that it elects to exercise its rights with respect to the Assets to which its preferential purchase right applies, the Purchase Price shall be reduced by the allocated amount to that Asset or Assets and Buyer and Seller will close on the remaining Assets and interests in Assets as provided for in this Agreement. If, prior to or as of the time of Closing, any of said preferential rights of purchase have not been declined, waived or expired, Buyer and Seller shall close on those Assets as if the preferential rights had been waived. If after Closing of the purchase and sale of the Assets between Seller and Buyer, a PRP Party elects to exercise any preferential right to purchase any portion of the Assets, then there shall promptly be an additional closing between Buyer and the PRP Party for such portion of the Assets at which Buyer will promptly transfer the affected portion of the Assets to the PRP Party and Buyer will promptly settle with the PRP Party that portion of the Purchase Price attributable thereto as adjusted in accordance with any allowable adjustments under this Agreement. Any sale to a PRP Party of a portion of the Assets will be sold to such PRP Party pursuant to, and on the same, terms and conditions of this Agreement. Buyer shall provide a copy of the assignment to Seller upon completion of the assignment and a subsequent copy of the MMS approved assignment.

13.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. All obligations of Buyer under this Agreement are, at Buyer’s election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

13.1	No Litigation. At the Closing, no suit, action or other proceeding shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

13.2	Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true in all material aspects as of the Closing

Purchase and Sale Agreement Between Millennium and ATP

as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Seller shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

14.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. All obligations of Seller under this Agreement are, at Seller’s election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

14.1	No Litigation. At the Closing, no suit, action or other proceeding shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

14.2	Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true in all material aspects as of the Closing, as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Buyer shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

15.	TERMINATION.

15.1	Causes of Termination. This Agreement and the transactions contemplated herein may be terminated:

(A)	At any time by mutual consent of the Parties.

(B)	By either Party if a material adverse change to the Assets occurs prior to Closing. A material adverse change shall mean a change that reduces the value of the Assets by more than One Million Dollars ($1,000,000).

(C)	By Buyer if, on the Closing Date, any of the conditions set forth in Article 13 hereof shall not have been satisfied or waived.

(D)	By Seller if, on the Closing Date, any of the conditions set forth in Article 14 hereof shall not have been satisfied or waived.

15.2	Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of this Article 15 or elsewhere in this Agreement, this Agreement shall become void and have no further force and effect and, except for the indemnities provided for in Section 16.3, any breach of this Agreement prior to such termination and any continuing confidentiality requirement, neither Party

Purchase and Sale Agreement Between Millennium and ATP

shall have any further right, duty or liability to the other hereunder. Upon termination, Buyer agrees to use its best efforts to return to Seller or destroy, all materials, documents and copies thereof provided, obtained or discovered in the course of any due diligence investigations.

16.	INDEMNIFICATION.

16.1	INDEMNIFICATION BY SELLER. UPON CLOSING, SELLER SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS BUYER, ITS PARENT AND SUBSIDIARY COMPANIES, AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES (THE “BUYER GROUP”) FROM AND AGAINST THE FOLLOWING:

(A)	MISREPRESENTATIONS. ALL CLAIMS, DEMANDS, LIABILITIES, JUDGMENTS, LOSSES AND REASONABLE COSTS, EXPENSES AND ATTORNEYS’ FEES AND COURT COSTS (INDIVIDUALLY A “LOSS” AND COLLECTIVELY, THE “LOSSES”) ARISING FROM THE BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT;

(B)	BREACH OF COVENANTS. ALL LOSSES ARISING FROM THE BREACH BY SELLER OF ANY COVENANT SET FORTH IN THIS AGREEMENT; AND

(C)	OWNERSHIP AND OPERATION. ALL LOSSES ARISING FROM THE OWNERSHIP AND OPERATION OF THE ASSETS, UNLESS SPECIFICALLY ASSUMED ELSEWHERE HEREIN BY BUYER, PRIOR TO THE EFFECTIVE DATE, INCLUDING:

(i)	DAMAGES TO PERSONS OR PROPERTY;

(ii)	THE VIOLATION BY SELLER OF ANY LAW OR REGULATION OR THE TERMS OF ANY AGREEMENT BINDING UPON SELLER;

(iii)	CLAIMS OF SELLER’S CO-OWNERS, PARTNERS, JOINT VENTURERS AND OTHER PARTICIPANTS IN THE WELLS;

(iv)	TAXES ATTRIBUTABLE TO THE ASSETS; AND

(v)	THE INCORRECT PAYMENT OF ROYALTIES UNDER THE LEASES.

Purchase and Sale Agreement Between Millennium and ATP

(D)	Notwithstanding the above, the following limitations shall apply to Seller’s indemnification obligations:

(i)	Seller shall not be obligated to indemnify Buyer for any Loss unless Buyer has delivered a written notice of such Loss within the Survival Period (as defined below) applicable to such Loss. Any Loss for which Seller does not receive written notice before the end of the Survival Period shall be deemed to be an Assumed Liability. The “Survival Period” applicable to Losses shall mean:

(a)	with regard to a breach of covenants and the representations and warranties set forth in Article 8 for a period of two (2) years after Closing and

(b)	one (1) year after Closing for all other matters.

(ii)	The indemnification obligations of Seller pursuant to this Agreement shall be limited to actual Losses and shall not include incidental, consequential, indirect, punitive, or exemplary Losses or damages, except to the extent that a third party may be awarded the damages;

(iii)	The amount of Losses required to be paid by Seller to indemnify Buyer pursuant to this Agreement shall be reduced to the extent of any amounts actually received by Buyer pursuant to the terms of the insurance policies (if any) covering such claim and any tax benefits received by Buyer;

(iv)	Seller’s indemnification obligations shall not extend to Environmental liabilities of any kind.

(v)	Seller’s indemnification obligations shall not cover any liabilities, duties and obligations relating to properly plugging and abandoning wells, removal of all pipelines, equipment, and platforms and related facilities now or hereafter located on the Assets, and cleaning up, restoring and remediation of the Assets in accordance with the applicable Environmental Laws and the Leases, including but not limited to liabilities, duties and obligations (including but not limited to the payment of fines, penalties, monetary sanctions or other amounts payable for failure to comply with the requirements of applicable Environmental Laws) related to any violation of any Environmental Laws or the presence, disposal, release or threatened release of any hazardous substance or hazardous waste from the Assets into the atmosphere or into the water whether or not attributable to Seller’s activities or the activities of third parties; and

(vi)	Buyer acknowledges and agrees that the indemnification provisions in this Article 16 and the termination rights in Article 15 shall be the exclusive remedies of Buyer with respect to the transactions contemplated by this Agreement.

Purchase and Sale Agreement Between Millennium and ATP

16.2	INDEMNIFICATION BY BUYER. UPON CLOSING, BUYER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLER, ITS PARENT AND SUBSIDIARY COMPANIES, AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES (THE “SELLER GROUP”) FROM AND AGAINST THE FOLLOWING:

(A)	MISREPRESENTATIONS. ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT THAT SURVIVES CLOSING;

(B)	BREACH OF COVENANTS. ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY COVENANT SET FORTH IN THIS AGREEMENT;

(C)	OWNERSHIP AND OPERATION. ALL LOSSES ARISING FROM THE ASSUMED LIABILITIES, AND ALL LOSSES ARISING ON OR AFTER THE EFFECTIVE DATE FROM THE OWNERSHIP AND OPERATION OF THE ASSETS.

(D)	ENVIRONMENTAL LIABILITIES. ALL ENVIRONMENTAL LIABILITIES, ARISING OR ACCRUING FROM THE OWNERSHIP AND OPERATION OF THE ASSETS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, BUYER SHALL BE LIABLE FOR ALL PLUGGING AND ABANDONING LIABILITIES AND PLATFORM REMOVALS REGARDLESS OF WHETHER THEY AROSE OR ACCRUED BEFORE OR AFTER THE EFFECTIVE DATE. “ENVIRONMENTAL LIABILITIES” MEANS ANY AND ALL OBLIGATIONS AND LIABILITIES ARISING DIRECTLY OR INDIRECTLY FROM ANY IMPAIRMENT OR DAMAGE TO THE ENVIRONMENT CAUSED BY OR PERTAINING TO THE ASSETS OR THE OPERATION THEREOF INCLUDING ANY ABANDONMENT AND RECLAMATION OBLIGATIONS, ANY RELEASE, AND ANY OTHER MATTERS RELATING TO SURFACE, SUBSURFACE, AIR OR WATER CONTAMINATION OR THE BREACH OF ANY ENVIRONMENTAL LAWS.

16.3	PHYSICAL INSPECTION. BUYER INDEMNIFIES AND AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER GROUP FROM AND AGAINST ANY AND ALL LOSSES ARISING FROM BUYER’S INSPECTING AND OBSERVING THE ASSETS, INCLUDING (A) LOSSES FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND

Purchase and Sale Agreement Between Millennium and ATP

REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER; AND (B) LOSSES FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE SELLER GROUP OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF THE SELLER GROUP OR THIRD PARTIES. THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE SELLER GROUP FROM AND AGAINST LOSSES ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE ASSETS OR THE SELLER GROUP’S SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR FAULT.

16.4	Notification. As soon as reasonably practical after obtaining knowledge thereof, the indemnified Party shall notify the indemnifying Party of any claim or demand which the indemnified Party has determined has given or could give rise to a claim for indemnification under this Article 16. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this Article 16, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying Party. If an indemnified Party shall settle any such action, suit or proceeding without the written consent of the indemnifying Party (which consent shall not be unreasonably withheld), the right of the indemnified Party to make any claim against the indemnifying Party on account of such settlement shall be deemed conclusively denied. An indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified Party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense. Subject to the foregoing provisions of this Article 16, neither Party shall, without the other Party’s written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

Purchase and Sale Agreement Between Millennium and ATP

17.	MISCELLANEOUS.

17.1	Confidentiality.

(A)	Prior to Closing, to the extent not already public, Buyer shall exercise all due diligence in safeguarding and maintaining secure all engineering, geological and geophysical data, seismic data, reports and maps, the results and findings of Buyer with regard to its due diligence associated with the Assets (including without limitation with regard to due diligence associated with environmental and title matters) and other data relating to the Assets (collectively, the “Confidential Information”). Buyer acknowledges that, prior to Closing, all Confidential Information shall be treated as confidential and shall not be disclosed to third parties without the prior written consent of Seller. Notwithstanding the foregoing, the Buyer shall be entitled to disclose the Confidential Information without Seller’s prior express written consent to the following persons and entities:

(a)	employees, officers and directors of the Buyer;

(b)	employees, officers and directors of an affiliated company;

(c)	any consultant or agent retained by the Buyer or its affiliated company; or

(d)	any bank or other financial institution or entity funding or proposing to fund the transactions contemplated by this Agreement, including any consultant retained by such bank or other financial institution or entity.

(B)	In the event of termination of this Agreement for any reason, the Confidential Information will be deemed provided to Buyer under the terms of that certain Confidentiality Agreement, between Buyer and Seller, dated August 24, 2005 (“Confidentiality Agreement”).

(C)	The confidentiality obligations in this Agreement shall not diminish or take precedence over those in the Confidentiality Agreement, and if this Agreement terminates, the Confidentiality Agreement shall remain in full force and effect.

17.2	Competition. Buyer acknowledges that Seller may presently own interests or have leads, prospects, information or ideas on properties or leaseholds adjacent to, adjoining or in the vicinity of the Assets. Seller shall not be prohibited in any way from competing with Buyer or pursuing any activity or business opportunity on property not being transferred to Buyer pursuant to this Agreement.

17.3	Notice. Any notice, request, demand, or consent required or permitted to be given hereunder shall be in writing and delivered in person or by certified letter, with

Purchase and Sale Agreement Between Millennium and ATP

return receipt requested or by prepaid overnight delivery service, or by facsimile addressed to the Party for whom intended at the following addresses:

SELLER:
Millennium Offshore Group, Inc. 5300 Memorial Drive, Suite 5300 Houston, Texas 77007 Attn: Stan Mendenhall Tel: (713) 652-0137 Fax: (713) 652-0482

BUYER:
	Address:	ATP Oil & Gas Corporation 4600 Post Oak Place, Suite 200 Houston, Texas 770027

	Representative	Mr. James S. Tomlin Manager of Land and Associate General Counsel Telephone: (713) 386-2408 Fax: (713) 622-5101 E-mail: jtomlin@atpog.com

	Alternative Representative	Mr. Gerald W. Schlief Senior Vice President Telephone: (713) 622-3311 Fax: (713) 622-5101 E-mail: jschlief@atpog.com or at such other address as any of the above shall specify by like notice to the other.

17.4	Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or its affiliates’ publicly-traded securities.

17.5	Governing Law. THIS AGREEMENT IS GOVERNED BY AND MUST BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION. ALL DISPUTES RELATED TO THIS AGREEMENT SHALL BE SUBMITTED TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND VENUE SHALL BE IN THE CIVIL DISTRICT COURTS OF HARRIS COUNTY, TEXAS.

Purchase and Sale Agreement Between Millennium and ATP

17.6	Exhibits. The Exhibits attached to this Agreement are incorporated into and made a part of this Agreement.

17.7	Fees, Expenses, Taxes and Recording.

(A)	Each Party shall be solely responsible for all costs and expenses incurred by it in connection with this transaction (including, but not limited to fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements from the other Party, except as otherwise provided in this Agreement.

(B)	Buyer shall, at its own cost, record all instruments of conveyance and sale in the MMS and the appropriate county or parish offices. Buyer shall supply Seller with a true and accurate photocopy reflecting the recording information of all the recorded and filed assignments within a reasonable period of time after their recording and filing.

17.8	Assignment. Prior to Closing, this Agreement or any part hereof may not be assigned by either Party without the prior written consent of the other Party. This Agreement is binding upon the Parties hereto and their respective successors and assigns.

17.9	Continued Operations. In order to facilitate Buyer’s acquisition of the Assets the Parties hereby agree to enter into a mutually acceptable contractual agreement (Agreement for Contract Operations) as soon a practicable after the Closing Date. The Agreement for Contract Operations shall be effective as of October 31, 2005. Seller shall continue operating the Assets, covered by the Agreement for Contract Operations, until the Seller’s services are terminated in accordance with the terms of the Agreement for Contract Operations.

17.10	South Timbalier Block 77 and High Island Block 74 (“Retained Acreage”). It is understood and agreed by Seller and Buyer that Seller is retaining Operating Rights as to portions of South Timbalier Block 77 bearing MMS Serial Number OCS-G 4827, (“ST 77”), and as to portions of High Island Block 74 bearing MMS Serial Number OCS-G 21348, (“HI 74”); however, since Seller currently owns one hundred percent record title in ST 77 and HI 74, at Closing, Seller will convey to Buyer all of Seller’s record title and operating rights interests in ST 77 and HI 74 and Buyer shall simultaneously, upon the execution of this Agreement, execute and deliver to Seller the Assignment of Operating Rights attached hereto as Exhibit 4.6, Exhibit 4.7, and Exhibit 4.8.

17.11	Entire Agreement. This Agreement constitutes the entire agreement reached by the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter.

Purchase and Sale Agreement Between Millennium and ATP

17.12	Severability . In the event that any one or more covenants, clauses or provisions of this Agreement shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

17.13	Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

17.14	Counterpart Execution. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

17.15	Waiver of Certain Damages. Each of the Parties hereby waives and agrees not to seek consequential or punitive damages with respect to any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof.

17.16	Amendments and Waivers. This Agreement may not be modified or amended except by an instrument in writing signed by both parties. Any Party hereto may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party hereto to be performed or complied with. The waiver by any Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

18.	Exhibits: The exhibits, as indicated below and attached hereto, are incorporated in and made a part of this Agreement.

1.1(A)-1	Leases and Permitted Encumbrances

1.1(A)-1.a	Assignment of Overriding Royalty to Casey Jones

1.1(A)-1.b	Assignment of Overriding Royalty to Bernard J. Packard, et al.

1.1(A)-1.c	Assignment of Overriding Royalty St. of Louisiana lease to Bernard J. Packard, et al.

1.1(A)-2	Related Assets

1.2	Excluded Assets

1.5	Transition Leases listing

2	Litigation

3	Allocated Values

4.1	Record Title Assignment and Bill of Sale

4.2	Assignment of Operating Rights and Bill of Sale

4.3	Assignment and Bill of Sale

4.4	Assignment of Right-of-Way

4.5	Assignment of State Lease

4.6	Assignment of Operating Rights from Buyer to Seller covering portions of South Timbalier Block 77

4.7	Assignment of Operating Rights from Buyer to Seller covering portions of High Island Block 74

Purchase and Sale Agreement Between Millennium and ATP

4.8	Assignment of Operating Rights from Buyer to Seller covering portions of High Island Block 74

5	Production Imbalances – (Intentionally Deleted)

6	Blocks with Preferential Rights

7	Imbalance Agreement

-Signature Page Follows-

Purchase and Sale Agreement Between Millennium and ATP

Executed as of the day and year first above written.

SELLER:

MILLENNIUM OFFSHORE GROUP, INC.

By:
Stan Mendenhall, Executive Vice President

BUYER:

ATP OIL & GAS CORPORATION

By:
Gerald W. Schlief, Senior Vice President